Exhibit 99.1

Kadmon Provides Business Update and Reports Third Quarter 2016 Financial Results

-- Streamlining Operations While Continuing to Advance Clinical Pipeline --

NEW YORK, November 9, 2016 – Kadmon Holdings, Inc. (NYSE: KDMN) (“Kadmon” or the “Company”) today provided a business update, including a review of near-term clinical milestones, and reported financial and operational results for the three and nine months ended September 30, 2016.

“Since the completion of our IPO, we have advanced our clinical pipeline in tandem with streamlining our operations to drive overall efficiency and ultimately increase shareholder value,” said Harlan W. Waksal, M.D., President and Chief Executive Officer of Kadmon.

“With the initiation of three new clinical trials in the third quarter of 2016, we continue to make progress towards developing innovative therapies for unmet medical needs, including in oncology, autoimmunity, fibrosis and genetic diseases,” continued Dr. Waksal.  “In the next six weeks, we expect to present data from our ongoing trial of tesevatinib in metastatic lung cancer at the IASLC 17th World Conference on Lung Cancer as well as file for regulatory approvals of KD034, our Wilson’s disease portfolio of product candidates.”

Clinical and Research Update

Kadmon continues to advance its clinical and research pipelines across all therapeutic areas as it approaches key near-term data readouts and regulatory milestones:

Tesevatinib

•

Kadmon continues to enroll patients in its ongoing Phase 2 trial of tesevatinib in EGFR-mutant non-small cell lung cancer (NSCLC) that has metastasized to the brain or leptomeninges.  The Company continues to enroll patients across all three study cohorts, including in treatment-naïve patients with measurable brain metastases.  Due to the high frequency of EGFR mutations in Asian populations, Kadmon is opening additional study sites in South Korea and Taiwan.

•

Kadmon expects to present data on the first 13 patients in its ongoing NSCLC trial at the IASLC 17th World Conference on Lung Cancer in December 2016 and to announce additional top-line data from the trial in the first quarter of 2017.

•

Kadmon continues to develop tesevatinib for polycystic kidney disease (PKD).  Enrollment continues in its ongoing Phase 2a trial in autosomal dominant PKD and the Company plans to initiate a dose-finding clinical trial in the pediatric form of the disease in early 2017.

•	In August 2016, Kadmon initiated an exploratory study of tesevatinib in recurrent glioblastoma and has begun enrolling patients.

KD025

•

Kadmon continues to develop KD025, its ROCK2 inhibitor, for the treatment of autoimmune diseases.  In September 2016, Kadmon initiated a randomized, placebo-controlled Phase 2 clinical trial of KD025 in moderate to severe psoriasis.  The trial builds on results from Kadmon’s recently completed open-label Phase 2 trial, in which 85% of patients completing the study achieved Psoriasis Area and Severity Index (PASI) score reductions with minimal side effects.  Patient enrollment is progressing as Kadmon continues to open sites and is expected to be completed in the first half of 2017.  In addition, Kadmon initiated a Phase 2 trial of KD025 in chronic graft-versus-host disease in September 2016 and continues to enroll patients.

•

Kadmon is also exploring the role of KD025 for the treatment of fibrotic diseases.  The Company continues to enroll patients in its ongoing Phase 2 trial of KD025 in patients with idiopathic pulmonary fibrosis, initiated in June 2016.

KD034

•

In December 2016, Kadmon expects to file Abbreviated New Drug Applications (ANDAs) with the U.S. Food and Drug Administration for its trientine hydrochloride formulations, including a room-temperature stable product, for the treatment of Wilson’s disease.  If approved, these generic formulations could potentially be on the market in 2017, generating meaningful revenue for the Company.

Research

•

Kadmon has focused its research and development efforts on programs that have demonstrated encouraging data in preclinical studies: biologics, including KD033, its anti-PD-L1/IL-15 fusion protein, and KD035, its anti-VEGFR2 antibody; glucose transporter (GLU-T) inhibitors; and ROCK inhibitors, including blood-brain barrier penetrant compounds.

Operations Update

Kadmon has implemented a number of strategic and operational changes to increase efficiency and to prioritize the continued rapid development of its clinical pipeline and drug discovery efforts:

•

Kadmon has streamlined its corporate overhead, reducing headcount as well as fixed costs related to its New York facilities.  Since July 2016, the Company has reduced its workforce by 15 percent, to 119 employees.

•

Together with its lending syndicate, Kadmon has amended its 2015 Credit Agreement, which allows the Company to, among other things, defer mandatory monthly principal payments until August 2017.  This deferment will allow the Company to direct all of its financial resources to research and clinical development.

•

Kadmon has implemented several cost-saving measures in its commercial operation to reduce overall selling, general and administrative (SG&A) expenses.  The Company has streamlined its product inventory, distribution efforts and marketing expenses for its chronic hepatitis C (HCV) portfolio to align with the evolving treatment landscape.  In addition, Kadmon has focused its field operations on prescribers, specialty pharmacies and payer landscapes while growing its capabilities to coincide with the Company’s expanded product portfolio and therapeutic area focus.

•	As a result of these actions, Kadmon expects to reduce its cash burn by approximately $9.1 million over the next 12 months.

Financial Results

Third Quarter 2016 Results

Loss from operations for the three and nine months ended September 30, 2016, was $52.9 million and $94.9 million, compared to $70.3 million and $114.5 million for the same periods in 2015.

Research and development expenses for the three and nine months ended September 30, 2016, were $9.6 million and $27.1 million, compared to $8.4 million and $23.3 million for the same periods in 2015.

Revenue was $5.7 million and $21.8 million for the three and nine months ended September 30, 2016, compared to $11.3 million and $27.8 million for the same periods in 2015.  Sales from the Company’s ribavirin portfolio continued to decline in 2016 as the treatment landscape for chronic HCV infection has rapidly evolved, with multiple ribavirin-free treatment regimens, including novel second-generation direct‑acting antivirals, having entered the market and becoming the new standard of care.  As a result, the Company expects sales of its ribavirin portfolio of products to continue to decline in 2016, 2017 and beyond.

Selling, general and administrative expenses were $48.3 million and $90.6 million for the three and nine months ended September 30, 2016, compared to $39.4 million and $82.4 million for the same periods in 2015.    The increase in selling, general and administrative expenses for the third quarter of 2016 is primarily related to an increase in share-based compensation of $33.4 million, partially offset by a decrease in legal expense of $18.0 million related to legal settlements entered into during the third quarter of 2015 and amortization of intangible assets of $3.9 million, all of which is non-cash.

Liquidity and Capital Resources

As of September 30, 2016, Kadmon’s cash and cash equivalents totaled $55.0 million compared to $21.5 million as of December 31, 2015.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company focused on developing innovative products for significant unmet medical needs.  We have a diversified product pipeline in autoimmune and fibrotic diseases, oncology and genetic diseases.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding the Company's strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, clinical trials, plans, and objectives of management, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Kadmon cannot guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause Kadmon’s actual results to differ materially from those indicated or implied by its forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii)  the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; and (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act, with the SEC on July 27, 2016, the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Kadmon Holdings, Inc.
Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues
Net sales	$4,345	$9,802	$15,504	$23,576
License and other revenue	1,350	1,482	6,274	4,205
Total revenue	5,695	11,284	21,778	27,781
Cost of sales	880	1,304	2,845	3,142
Write-down of inventory	129	1,143	266	2,069
Gross profit	4,686	8,837	18,667	22,570
Operating expenses:
Research and development	9,550	8,439	27,134	23,344
Selling, general and administrative	48,311	39,408	90,580	82,419
Impairment of intangible asset	—	31,269	—	31,269
Gain on settlement of payable	(256)	—	(4,131)	—
Total operating expenses	57,605	79,116	113,583	137,032
Loss from operations	(52,919)	(70,279)	(94,916)	(114,462)
Total other expense (income)	64,049	11,800	91,293	(1,850)
Income tax expense	—	—	315	—
Net loss	$(116,968)	$(82,079)	$(186,524)	$(112,612)
Deemed dividend on convertible preferred stock	21,264	—	21,264	—
Net loss attributable to common stockholders	$(138,232)	$(82,079)	$(207,788)	$(112,612)

Basic and diluted net loss per share of common stock	$(4.23)	$(9.94)	$(12.60)	$(13.95)
Weighted average basic and diluted shares of common stock outstanding	32,678,259	8,255,011	16,487,715	8,070,165

Kadmon Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)

Cash and cash equivalents	$55,001	$21,498
Other current assets	4,876	11,243
Other noncurrent assets	26,924	51,396
Total assets	$86,801	$84,137

Current liabilities	33,763	49,686
Other long term liabilities	36,861	36,783
Secured term debt – net of current portion and discount	24,939	26,264
Convertible debt, net of discount	—	183,457
Total liabilities	95,563	296,190
Commitments and contingencies	—	58,856
Total stockholders’ deficit	(8,762)	(270,909)
Total liabilities, redeemable convertible units, and stockholders’ deficit	$86,801	$84,137

Contact Information

Ellen Tremaine, Investor Relations

646.490.2989

ellen.tremaine@kadmon.com

Maeve Conneighton

212.600.1902

maeve@argotpartners.com